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Exhibit 4.7

WAIVER AND AMENDMENT TO CREDIT AGREEMENT

        WAIVER AND AMENDMENT TO CREDIT AGREEMENT, dated as of January 18, 2002 (this "Waiver and Amendment"), among CORNERSTONE PROPANE, L.P., a Delaware limited partnership (the "Borrower"), NORTHWESTERN CORPORATION, a Delaware corporation (the "Guarantor"), the several banks and other financial institutions from time to time party hereto (each, a "Lender" and, collectively, the "Lenders"), CREDIT SUISSE FIRST BOSTON, as Administrative Agent (in such capacity the "Administrative Agent"), and CREDIT SUISSE FIRST BOSTON, CIBC INC. and BARCLAYS CAPITAL, as Co-Arrangers (each a "Co-Arranger" and, collectively, the "Co-Arrangers").

  A.
  Reference is made to that certain Credit Agreement, dated as of November 30, 2001, among the Borrower, the Administrative Agent, the Co-Arrangers and the Lenders (as the same has been or may be further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), pursuant to which the Lenders have extended and agreed to extend credit to the Borrower on the terms and subject to the conditions set forth therein.

  B.
  Pursuant to Section 8.2.4 of the Credit Agreement, the Borrower has covenanted that it shall not permit (i) the Total Funded Indebtedness to the Consolidated Cash Flow Ratio (as defined under the Credit Agreement) at the end of any Fiscal Quarter (as defined under the Credit Agreement) to be greater than 5.75 to 1.00 at any time on or before March 31, 2002, and (ii) the ratio of Consolidated Cash Flow to Consolidated Interest Expense as at the end of any Fiscal Quarter to be less than 2.00 to 1.00 at any time.

  C.
  The Borrower has requested a waiver of requirements of Section 8.2.4 of the Credit Agreement referred to above for the Fiscal Quarter ended December 31, 2001, and the Administrative Agent and the Required Lenders have agreed to grant such waiver.

  D.
  The Borrower has further requested that Section 8.2.4, among other things, be amended to (i) increase the required Total Funded Indebtedness to the Consolidated Cash Flow Ratio for the Fiscal Quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 from 5.75 to 1.00 to 6.50 to 1.00, and (ii) decrease the required minimum ratio of Consolidated Cash Flow to Consolidated Interest Expense as at the end of any Fiscal Quarter from 2.00 to 1.00 to 1.75 to 1.00, and the Administrative Agent and the Required Lenders have agreed to such amendments.

  E.
  Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

        SECTION 1    Definitions.    Unless otherwise specifically defined herein, capitalized terms used herein shall have their respective meanings assigned to such terms in the Credit Agreement.

        SECTION 2    Waiver; Amendment.

          (a)  Subject to Section 3(a) below, the Required Lenders hereby waive the requirements of Section 8.2.4 of the Credit Agreement solely with respect to the Fiscal Quarter ended December 31, 2001.

          (b)  The Credit Agreement is hereby amended as follows:

            (i)    Section 1.1 of the Credit Agreement is hereby amended by deleting in its entirety therefrom the definition of "Minimum Quarterly Distribution."

            (ii)  Section 8.2.4 of the Credit Agreement is hereby deleted in its entirety and replaced by the following therefor:

          "8.2.4 Financial Condition. The Borrower shall not permit:

          (a)  the Total Funded Indebtedness to Consolidated Cash Flow Ratio as at the end of any Fiscal Quarter to be greater than 6.50:1.00 at any time on or before September 30, 2002; or 5.50:1.00 at any time thereafter; provided, that, for purposes of this Section 8.2.4, if the amount of actual cash on hand of the Borrower and the Restricted Subsidiaries is at least $1,000,000, then not more than $10,000,000 of such actual cash on hand shall be netted against Total Funded Indebtedness; or

          (b)  the ratio of Consolidated Cash Flow to Consolidated Interest Expense as at the end of any Fiscal Quarter to be less than 1.75:1.00 at any time.

  Notwithstanding any provision in the definition of "Consolidated Cash Flow", for the purposes of this Section 8.2.4, Consolidated Cash Flow shall be calculated, at the option of the Borrower as specified in each certificate delivered pursuant to Section 8.1.1(c), for (x) the most recently ended four consecutive Fiscal Quarters or (y) (1) the most recently ended eight consecutive Fiscal Quarters divided by (2) two."

            (iii)  Clause (ii) of Section 8.2.6(a) of the Credit Agreement is hereby deleted in its entirety and replaced by the following therefor:

          "(ii) provided that (A) no Default exists, both immediately before and after giving effect to such Restricted Payment and (B) the pro forma ratio of the Coverage Test is greater than 1.75:1.00 for the period of four Fiscal Quarters immediately preceding the date of such Restricted Payment, quarterly Restricted Payments in an aggregate amount not to exceed Available Cash in the preceding Fiscal Quarter; provided that the Borrower shall not make (i) any Restricted Payments during any Fiscal Quarter ending March 31st or September 30th, or (ii) Restricted Payments in the aggregate exceeding $2,350,000, during any Fiscal Quarter ending June 30th or December 31st. Upon satisfaction of the Coverage Test and subsequent declaration by the Borrower, Restricted Payments must be made within 60 days and if the Restricted Payment would have been permitted as of the date of such declaration, such Restricted Payment shall be permitted if made during such 60 day period."

        SECTION 3    Representations and Warranties.

        The Borrower represents and warrants as of the date hereof to each of the Administrative Agent and the Lenders that after giving effect to this Waiver and Amendment:

        (a)  (x) The Total Funded Indebtedness to the Consolidated Cash Flow Ratio with respect to the Fiscal Quarter ended December 31, 2001, is no greater than 6.50 to 1.00, and (y) the ratio of Consolidated Cash Flow to Consolidated Interest Expense as at the end of the Fiscal Quarter ended December 31, 2001 is at least 1.75 to 1.00.

        (b)  The representations and warranties set forth in the Credit Agreement are true and correct in all material respects except to the extent such representations and warranties expressly related to an earlier date.

        (c)  The Borrower is in compliance in all material respects with all other terms and provisions contained in the Credit Agreement required to be observed or performed.

        (d)  No Default or Event of Default has occurred and is continuing.

The Borrower acknowledges and agrees that the representations and warranties set forth above shall be deemed made in the Credit Agreement for purposes of Section 4.2 of the Credit Agreement. The

Borrower and the Guarantor further represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Administrative Agent and each Lender that:

          (i)    The Borrower and the Guarantor have the corporate power and authority to execute, deliver and perform this Waiver and Amendment and have taken all corporate actions necessary to authorize the execution, delivery and performance of this Waiver and Amendment;

          (ii)  This Waiver and Amendment has been duly executed and delivered on behalf of the Borrower and the Guarantor by a duly authorized officer or attorney-in-fact of the Borrower and the Guarantor, respectively; and

          (iii)  The execution, delivery and performance of this Waiver and Agreement will not violate any Legal Requirement or any material contractual obligation binding on the Borrower or any of its Subsidiaries (including without limitation the Intercreditor Agreement).

        SECTION 4    Effectiveness.    This Waiver and Amendment shall become effective as of the date first mentioned above on the date the Administrative Agent receives (i) counterparts of this Waiver and Amendment that, when taken together, bear the signatures of the Borrower, the Guarantor and each of the Lenders constituting the Required Lenders, and (ii) executed legal opinions of counsel to the Borrower and the Guarantor, in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify the Borrower, the Guarantor and the Lenders of the effective date hereof, and such notice shall be conclusive and binding on all parties hereto.

        The Guarantor acknowledges and accepts the provisions of this Waiver and Amendment, and hereby reaffirms, ratifies and confirms the terms and conditions of the Guaranty Agreement executed by it, and acknowledges and agrees that such agreement and each and every other Loan Document executed by the undersigned in connection with the Credit Agreement and the Guaranty Agreement remain in full force and effect and are hereby reaffirmed, ratified and confirmed.

        SECTION 5    Miscellaneous.

        (a)  Except as expressly set forth herein, this Waiver and Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent, under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances. This Waiver and Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. Upon this Waiver and Amendment becoming effective as provided herein, the term "Loan Document" as defined in the Credit Agreement shall include, without limitation, this Waiver and Amendment.

        (b)  As used in the Credit Agreement, the terms "Agreement," "herein," "hereinafter," "hereunder," "hereto," and words of similar import shall mean, from and after the date hereof, the Credit Agreement as amended by this Waiver and Amendment.

        (c)  Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Waiver and Amendment.

        (d)  THIS WAIVER AND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. The parties hereto each hereby consents to the non-exclusive jurisdiction of the state and federal courts of the State of New York and irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Waiver and Amendment.

        (e)  This Waiver and Amendment may be executed in any number of counterparts, each of which shall be an original but all of which, when taken together, shall constitute but one instrument. Delivery of an executed counterpart of this Waiver and Amendment by fax will be deemed as effective delivery of an originally executed counterpart.

[Signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:
CORNERSTONE PROPANE, L.P.
By:	CORNERSTONE PROPANE GP, INC. its Managing General Partner
By:	Name: Title:
GUARANTOR:
NORTHWESTERN CORPORATION
By:	Name: Title:

ADMINISTRATIVE AGENT:
CREDIT SUISSE FIRST BOSTON
By:	Name: Title:
By:	Name: Title:
LENDERS:
CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH
By:	Name: Title:
By:	Name: Title:
BARCLAYS BANK PLC
By:	Name: Title:
CIBC INC.
By:	Name: Title:

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  Exhibit 4.7
WAIVER AND AMENDMENT TO CREDIT AGREEMENT